Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we consent to the incorporation by reference of our report dated June 29, 2009 relating to the financial statements and supplemental schedules of The Unitil Corporation Tax Deferred Savings and Investment Plan as of December 31, 2008 and 2007 and for the year ended December 31, 2008 included in this Form 11-K, into the Company’s previously filed Registration Statement on Form S-8 (File No. 333-42266).

/s/ Caturano and Company, P.C.

Boston Massachusetts

June 29, 2009